EXHIBIT 11.0
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                     SEACOR HOLDINGS, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                               Three Months       Three Months
                                                                                   Ended              Ended
                                                                              March 31, 1996     March 31, 1995
                                                                              --------------     --------------
     EARNINGS PER COMMON SHARE - ASSUMING NO
           DILUTION, AS ADJUSTED FOR COMMON STOCK
           EQUIVALENTS (a)....................................................$         0.64    $        0.24
                                                                               =============     ============

     Weighted average shares outstanding (b)..................................     8,524,550        5,894,398
     Shares issuable from assumed conversion of
           common stock equivalents (a).......................................       206,185           60,771
              Weighted average shares outstanding, as adjusted................ =============     ============
                                                                                   8,730,735        5,955,169

     EARNINGS PER COMMON SHARE - ASSUMING
           FULL DILUTION......................................................$         0.56    $        0.24
                                                                               =============     ============

     Weighted average shares outstanding (b)..................................     8,524,550        5,894,398
     Shares issuable from assumed conversion of
           common stock equivalents...........................................       237,923           81,478
     Shares issuable from assumed conversion of
           6.0% Convertible Subordinated Notes................................     2,156,076        2,199,978
     Shares issuable from assumed conversion of
           2.5% Convertible Subordinated Notes................................       156,650          156,650
              Weighted average shares outstanding, as adjusted................ =============     ============
                                                                                  11,075,199        8,332,504

     NET INCOME FOR EARNINGS PER COMMON
           SHARE COMPUTATION:
     Net income for earnings per common share
           computation -- assuming no dilution............................... $        5,593    $       1,407
           Interest on 6.0% Convertible Subordinated Notes,
              net of income tax effect........................................           539              558
           Interest and debt discount on 2.5% Convertible
              Subordinated Notes, net of income tax effect....................            37               38
                                                                               -------------     ------------
     Net income for earnings per common share
           computation-- assuming full dilution, as adjusted.................. $       6,169    $       2,003


          (a) This computation is submitted in accordance with Regulation S-K item 601 (b) (11). For the periods noted, it is contrary to APB Opinion No. 15 as per footnote to paragraph 14 which does not require the inclusion of common stock equivalents in the earnings per share calculation if the dilutive effect is less than 3%.

          (b) Weighted average shares outstanding in 1996 include 11,500 restricted shares granted to an officer of the Company.
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